Exhibit 99.1

FOR IMMEDIATE RELEASE

Ultimate Software Reports 49% Recurring Revenue Growth for the Third Quarter

Weston, FL, October 29, 2003 – Ultimate Software (Nasdaq: ULTI) today announced financial results for its third quarter of 2003. For the quarter ended September 30, 2003, total revenues increased 6% to $15.3 million and recurring revenues increased 49% to $7.4 million versus $14.5 million and $4.9 million, respectively, for the same period last year. Net loss for the third quarter of 2003 was $2.0 million, or ($0.10) per share, compared with $3.1 million, or ($0.19) per share, for the same quarter of 2002.

“We had significant momentum in the third quarter and are pleased with the progress we’re making on our business plan to deliver more consistent, predictable financial results. Fifty percent of new customers selected Intersourcing, our service-based solution, and our recurring revenues increased 49% over the same quarter last year,” said Scott Scherr, CEO, president, and founder of Ultimate Software.

“Based on the success of our growth strategy, we elected in the third quarter to execute early on our 2004 plan to expand our sales and marketing infrastructure by hiring several top revenue producers and key executives. With highly skilled and experienced additional staff in place, we believe we’re in a strong position to take advantage of the opportunities that come from our greater market recognition and the changing competitive landscape.”

Ultimate Software’s financial results teleconference call will be audiocast live at 5:00 p.m. Eastern Time today via World Investor Link at http://www.vcall.com/CEPage.asp?ID=84779 and available for replay at the same Web site address beginning at 9:00 p.m. Eastern Time on Wednesday, October 29, 2003 until December 31, 2003. Forward-looking information about future company performance may be discussed during the teleconference call.

Highlights

The following highlights occurred during or after the quarter ended September 30, 2003:

• 50% of new customers selected Ultimate Software’s Intersourcing, a service/hosting model of UltiPro priced on a per-employee-per-month basis.

• The Company expanded its sales and marketing infrastructure with the hiring of Leslie Johnson, a 10-year ProBusiness veteran who spearheaded ProBusiness’s “High Touch” Service Excellence model; three top revenue producers and an experienced pre-sales consultant from ProBusiness; a top revenue producer from ADP; and a sales and marketing executive from IBM Global Services.

• In July 2003, Ultimate Software raised $10.8 million in net proceeds from the sale of 2,200,000 shares of common stock in a private placement.

• Days sales outstanding were at 45 days as of September 30, 2003 as compared to 58 days as of December 31, 2002.

Forward-Looking Statement

Certain statements in this press release are, and certain statements on the teleconference call may be, forward-looking statements within the meaning thereof under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results to differ materially from those stated or implied by such forward-looking statements, including risks and uncertainties associated with fluctuations in the Company’s quarterly operating results, concentration of the Company’s product offerings, development risks involved with new products and technologies, competition and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Ultimate Software

Ultimate Software, a leading provider of Web-based payroll and workforce management solutions, markets award-winning UltiPro as licensed software, as a hosted application through Intersourcing, and as a co-branded offering to Business Service Providers (BSPs) under the “Powered by UltiPro” brand. The Company employs 425 professionals who are united in their commitment to developing trend-setting solutions and delivering quality service. Ultimate Software customers represent diverse industries and include such organizations as Benihana Restaurants, The Container Store, Elizabeth Arden, The Florida Marlins Baseball Team, The New York Yankees Baseball Team, Omni Hotels, Ruth’s Chris Steak House, and SkyWest Airlines. More information on Ultimate Software’s products and services can be found at www.ultimatesoftware.com.

UltiPro and Intersourcing are registered trademarks of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.

Contact: Mitchell K. Dauerman
Chief Financial Officer and Investor Relations
Phone: 954-331-7369
Email: IR@ultimatesoftware.com

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Revenues, net:
License	$2,506	$3,625	$5,783	$9,319
Recurring	7,364	4,936	21,338	12,911
Services	5,440	5,932	16,811	16,464

Total revenues, net	15,310	14,493	43,932	38,694

Cost of revenues:
License	182	343	662	867
Recurring	2,305	2,017	6,873	5,932
Services	4,041	4,230	12,533	13,083

Total cost of revenues	6,528	6,590	20,068	19,882

Operating expenses:
Sales and marketing	4,499	4,227	12,796	13,262
Research and development	4,807	4,683	13,663	13,349
General and administrative	1,480	2,101	4,389	4,796

Total operating expenses	10,786	11,011	30,848	31,407

Operating loss	(2,004)	(3,108)	(6,984)	(12,595)
Interest expense	(50)	(60)	(178)	(211)
Interest and other income	34	26	70	115

Net loss	$(2,020)	$(3,142)	$(7,092)	$(12,691)

Net loss per share – basic and diluted	$(0.10)	$(0.19)	$(0.39)	$(0.79)

Weighted average shares outstanding:
Basic and diluted	20,110	16,460	18,127	16,086

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	As of	As of
	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$16,054	$8,974
Accounts receivable, net	7,444	10,381
Prepaid expenses and other current assets	1,823	1,273

Total current assets	25,321	20,628

Property and equipment, net	6,709	7,233
Capitalized software, net	1,613	2,753
Other assets, net	1,368	529

Total assets	$35,011	$31,143

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,687	$2,693
Accrued expenses	4,892	5,529
Current portion of deferred revenue	21,716	20,874
Current portion of capital lease obligations	761	767
Current portion of long term debt	—	501

Total current liabilities	29,056	30,364

Deferred revenue, net of current portion	2,009	6,941
Capital lease obligations, net of current portion	522	361
Long term debt, net of current portion	—	845

Total liabilities	31,587	38,511

Stockholders’ equity (deficit):
Preferred Stock, $.01 par value	—	—
Series A Junior Participating Preferred Stock, $.01 par value	—	—
Common Stock, $.01 par value	208	168
Additional paid-in capital	86,446	68,602
Accumulated deficit	(82,176)	(75,084)

	4,478	(6,314)
Treasury Stock, at cost	(1,054)	(1,054)

Total stockholders’ equity (deficit)	3,424	(7,368)

Total liabilities and stockholders’ equity (deficit)	$35,011	$31,143